NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

November 19, 2010

DAVID FICK APPOINTED TO BOARD OF DIRECTORS

OF NATIONAL RETAIL PROPERTIES, INC.

Orlando, Florida, November 19, 2010 – National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced that David M. Fick was appointed to the Board of Directors.

“We’re delighted to add David to our board. He is well respected throughout our industry and brings an invaluable depth of knowledge on REITs, capital markets and real estate in general,” said Craig Macnab, Chairman and Chief Executive Officer.

Mr. Fick has a broad background in real estate operations and investments and most recently served as a Managing Director at Stifel Nicolaus & Company, a successor to Legg Mason Wood Walker, as head of Real Estate Research and was an analyst covering REITs from 1997 to July 2010. During that time he was also a member of the Legg Mason Real Estate Capital Investment Committee. Additionally, since 1993, he has served as a professional faculty member at the Johns Hopkins University Carey Business School where he teaches graduate level real estate finance, capital markets and investments. From 1993 to 1995, Mr. Fick served as Equity Vice President, Finance with Alex Brown Kleinwort Benson and LaSalle Partners and, from 1991 to 1994 was Chief Financial Officer at Mills Corporation and Western Development Corporation. Mr. Fick is a CPA and a member of the International Council of Shopping Centers (ICSC), the National Association of Real Estate Investment Trusts (NAREIT), and the American Institute of Certified Public Accountants (AICPA).

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of June 30, 2010, the company owned 1,014 Investment properties in 43 states with a gross leasable area of approximately 11.4 million square feet. For more information on the company, visit www.nnnreit.com.

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ND: 4835-9026-4327, Ver 1

450 S. Orange Ave., Suite 900 | Orlando, FL 32801 (800) NNN-REIT | www.nnnreit.com